EXHIBIT 10.1

LIVE NATION ENTERTAINMENT, INC.
2005 STOCK INCENTIVE PLAN,
AMENDED AND RESTATED AS OF MARCH 21, 2024
1.     Purpose. The purpose of the Live Nation Entertainment, Inc. 2005 Stock Incentive Plan, Amended and Restated as of March 21, 2024 (the “Plan”), is to facilitate the ability of Live Nation Entertainment, Inc., a Delaware corporation (the “Company”) and its subsidiaries to attract, motivate and retain eligible employees, directors and other personnel through the use of equity-based and other incentive compensation opportunities. Awards made under the Plan may take the form of options to purchase shares of the Company’s common stock, $0.01 par value (the “Common Stock”) granted pursuant to Section 5, director shares issued pursuant to Section 6, stock appreciation rights granted pursuant to Section 7, restricted stock and deferred stock rights issued or granted pursuant to Section 8, other types of stock-based awards made pursuant to Section 9, and/or performance-based awards made pursuant to Section 10.
2.     Administration.
2.1     The Committee. The Plan will be administered by the compensation committee (the “Committee”) of the Company’s board of directors (the “Board”), except the entire board will have sole authority for granting and administering awards to non-employee directors.
2.2     Responsibility and Authority of the Committee. Subject to the provisions of the Plan, the Committee, acting in its discretion, will have responsibility and the power and authority to (a) select the persons to whom awards will be made, (b) prescribe the terms and conditions of each award and make amendments thereto, (c) construe, interpret and apply the provisions of the Plan and of any agreement or other document evidencing an award made under the Plan, and (d) make any and all determinations and take any and all other actions as it deems necessary or desirable in order to carry out the terms of the Plan. The Committee may obtain at the Company’s expense such advice, guidance and other assistance from outside compensation consultants and other professional advisers as the Committee deems appropriate in connection with the proper administration of the Plan.
2.3     Delegation of Authority by Committee. Subject to the requirements of applicable law, the Committee may delegate to any person or group or subcommittee of persons (who may, but need not be members of the Committee) such Plan-related functions within the scope of its responsibility, power and authority as it deems appropriate. If the Committee wishes to delegate a particular function to a subcommittee consisting solely of its own members, it may choose to do so on a de facto basis by limiting the members entitled to vote on matters relating to that function. Reference herein to the Committee with respect to functions delegated to another person, group or subcommittee will be deemed to refer to such person, group or subcommittee.
2.4     Committee Actions. A majority of the members of the Committee shall constitute a quorum. The Committee may act by the vote of a majority of its members present at a meeting at which there is a quorum or by unanimous written consent. The decision of the Committee as to any disputed question arising under the Plan or an agreement or other document governing an individual award, including questions of construction, interpretation and administration, shall be final and conclusive on all persons. The Committee shall keep a record of its proceedings and acts and shall keep or cause to be kept such books and records as may be necessary in connection with the proper administration of the Plan.
2.5     Indemnification. The Company shall indemnify and hold harmless each member of the Board of the Committee or of any subcommittee appointed by the Board or the Committee and any employee of the Company or any of its subsidiaries and affiliates who provides assistance with the administration of the Plan or to whom a Plan-related responsibility is delegated, from and against any loss, cost, liability (including any sum paid in settlement of a claim with the approval of the Board), damage and expense (including reasonable legal fees and other expenses incident thereto and, to the extent permitted by applicable law, advancement of such fees and expenses) arising out of or incurred in connection with the Plan, unless and except to the extent attributable to such person’s fraud or willful misconduct.
3.     Limitations on Company Stock Awards Under the Plan.
3.1     Aggregate Share Limitation. Subject to adjustments required or permitted by the Plan, the Company may issue a total of thirty-eight million nine hundred thousand (38,900,000) shares of Common Stock under the Plan. For these purposes, the following shares of Common Stock will not be taken into account and will remain available for issuance under the Plan: (a) shares covered by awards that expire or are canceled, forfeited, settled in cash or otherwise terminated, (b) shares delivered to the Company and shares withheld by the Company for the payment or satisfaction of purchase price or tax withholding obligations associated with the exercise or settlement of an award, and (c) shares covered by stock-based awards assumed by the Company in connection with the acquisition of another company or business.
3.2     Individual Employee Limitations. Notwithstanding any provision in the Plan to the contrary, and subject to Section 7, the maximum aggregate number of shares of Common Stock with respect to one or more awards that may be granted to any one person during any calendar year shall be five million (5,000,000) and the maximum aggregate amount of cash that may be paid to any one person during any calendar year with respect to one or more awards payable in cash shall be $15,000,000.
4.     Eligibility to Receive Awards. Awards may be granted under the Plan to any present or future director, officer, employee, consultant or adviser of or to the Company or any of its subsidiaries. For purposes of the Plan, a subsidiary is any entity in which the Company has a direct or indirect ownership interest of at least 50%.

5.     Stock Option Awards.
5.1     General. Stock options granted under the Plan will have such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, may determine, either at the time the option is granted or, if the holder’s rights are not adversely affected, at any subsequent time.
5.2     Minimum Exercise Price. The exercise price per share of Common Stock covered by an option granted under the Plan may not be less than 100% of the fair market value per share on the date the option is granted (110% in the case of “incentive stock options” (within the meaning of Section 422 of the Code) granted to an employee who is a 10% stockholder within the meaning of Section 422(b)(6) of the Code). For purposes of the Plan, unless determined otherwise by the Committee, the fair market value of a share of Common Stock on any date is the closing sale price per share in consolidated trading of securities listed on the principal national securities exchange or market on which shares of Common Stock are then traded, as reported by a recognized reporting service or, if there is no sale on such date, on the first preceding date on which such shares are traded.
5.3     Limitation on Repricing of Options. Except for adjustments made in accordance with Section 11, the repricing of stock options granted under the Plan is prohibited in the absence of stockholder approval.
5.4     Maximum Duration. Unless sooner terminated in accordance with its terms, an option granted under the Plan will automatically expire on the tenth anniversary of the date it is granted or, in the case of an “incentive stock option” granted to an employee who is a 10% stockholder, the fifth anniversary of the date it is granted.
5.5     Effect of Termination of Employment or Service. The Committee may establish such exercise and other conditions applicable to an option following the termination of the optionee’s employment or other service with the Company and its subsidiaries as the Committee deems appropriate on a grant-by-grant basis. For purposes of the Plan, an individual’s employment or service with the Company and its subsidiaries will be deemed to have terminated if such individual is no longer receiving or entitled to receive compensation for providing services to the Company and its subsidiaries.
5.6     Method of Exercise. An outstanding and exercisable option may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the option that is being exercised and specifying the number of whole shares to be purchased pursuant to that option, together with payment in full of the exercise price and the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment(s). The exercise price may be paid in cash or in any other manner the Committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares, (b) by a combination of a cash payment and delivery of previously-owned shares, or (c) pursuant to a cashless exercise program established and made available through a registered broker-dealer in accordance with applicable law. Any shares transferred to the Company (or withheld upon exercise) in connection with the exercise of an option shall be valued at fair market value for purposes of determining the extent to which the exercise price and/or tax withholding obligation is satisfied by such transfer (or withholding) of shares.
5.7     Non-Transferability. No option shall be assignable or transferable except upon the optionee’s death to a beneficiary designated by the optionee in a manner prescribed or approved for this purpose by the Committee or, if no designated beneficiary shall survive the optionee, pursuant to the optionee’s will or by the laws of descent and distribution. During an optionee’s lifetime, options may be exercised only by the optionee or the optionee’s guardian or legal representative. Notwithstanding the foregoing, the Committee may permit the inter vivos transfer of an option (other than an “incentive stock option”) pursuant to a domestic relations order (within the meaning of Rule 16a-12 promulgated under the Exchange Act) in settlement of marital property rights, or by gift to any “family member” (within the meaning of Item A.1.(5) of the General Instructions to Form S-8 or any successor provision), on such terms and conditions as the Committee deems appropriate.
5.8     Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an option until payment of the exercise price and the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an option shall have no rights as a stockholder with respect to any shares covered by the option until such shares are duly and validly issued by the Company to or on behalf of such holder.
6.     Director Shares.
6.1     The Committee may permit non-employee directors to elect to receive all or part of their annual retainers in the form of shares (“Director Shares”). Unless the Committee determines otherwise, any such elections may be made during the month a director first becomes a director and during the last month of each calendar quarter thereafter, and shall remain in effect unless and until the end of the calendar quarter in which a new election is made (or, if later, the calendar quarter next following the calendar quarter in which the director first becomes a director). Any such election shall also indicate the percentage of the retainer to be paid in shares and shall contain such other information as the Committee or the Board may require.
6.2     The Company shall issue Director Shares on the first trading day of each calendar quarter to all directors on that trading day except any director whose retainer is to be paid entirely in cash. The number of Director Shares issuable to a director on the relevant trading date shall equal:
[ % multiplied by (R/4) ] divided by P
WHERE:

% =	the percentage of the director’s retainer that is payable in shares;
R =	the director’s retainer for the applicable calendar year; and
P =	the closing price, as quoted on the principal exchange on which shares are traded, on the date of issuance.
Director Shares shall not include any fractional shares. Fractions shall be rounded to the nearest whole share.
7.     Stock Appreciation Rights.
7.1     General. The Committee may grant stock appreciation rights (“SARs”), either alone or in connection with the grant of an option, upon such vesting and other terms and conditions as the Committee, acting in its discretion in accordance with the Plan, including, as applicable, Section 5 (relating to options), may determine, either at the time the SARs are granted or, if the holder’s rights are not adversely affected, at any subsequent time. Upon exercise, the holder of an SAR shall be entitled to receive a number of whole shares of Common Stock having a fair market value equal to the product of X and Y, where—

X =	the number of whole shares of Common Stock as to which the SAR is being exercised, and
Y =	the excess of the fair market value per share of Common Stock on the date of exercise over the fair market value per share of Common Stock on the date the SAR is granted (or such greater base value as the Committee may prescribe at the time the SAR is granted).
7.2     Tandem SARs. An SAR granted in tandem with an option shall cover the same shares covered by the option (or such lesser number of shares as the Committee may determine) and, unless the Committee determines otherwise, shall be subject to the same terms and conditions as the related option. Upon the exercise of an SAR granted in tandem with an option, the option shall be canceled to the extent of the number of shares as to which the SAR is exercised, and, upon the exercise of an option granted in tandem with an SAR, the SAR shall be canceled to the extent of the number of shares as to which the option is exercised.
7.3     Method of Exercise. An outstanding and exercisable SAR may be exercised by transmitting to the Secretary of the Company (or other person designated for this purpose by the Committee) a written notice identifying the SAR that is being exercised and specifying the number of shares as to which the SAR is being exercised, together with payment in full of the withholding taxes due in connection with the exercise, unless and except to the extent that other arrangements satisfactory to the Company have been made for such payment. The withholding taxes may be paid in cash or in any other manner the Committee, in its discretion, may permit, including, without limitation, (a) by the delivery of previously-owned shares of Common Stock, or (b) by a combination of a cash payment and the delivery of previously-owned shares. The Committee may impose such additional or different conditions for exercise of an SAR as it deems appropriate. No fractional shares will be issued in connection with the exercise of an SAR.
7.4     Rights as a Stockholder. No shares of Common Stock shall be issued in respect of the exercise of an SAR until payment of the applicable tax withholding obligations have been satisfied or provided for to the satisfaction of the Company, and the holder of an SAR shall have no rights as a stockholder with respect to any shares issuable upon such exercise until such shares are duly and validly issued by the Company to or on behalf of such holder.
8.     Restricted Stock and Deferred Stock Awards.
8.1     General. Under a restricted stock award, shares of Common Stock will be issued by the Company to the recipient at the time of the award. Under a deferred stock award, the recipient will be entitled to receive shares of Common Stock in the future. The shares covered by a restricted stock award and the right to receive shares under a deferred stock award will be subject to such vesting and other conditions and restrictions as the Committee, acting in its discretion in accordance with the Plan, may determine.
8.2     Minimum Purchase Price. Unless the Committee, acting in accordance with applicable law, determines otherwise, the purchase price payable for shares of Common Stock transferred pursuant to a restricted or deferred stock award must be at least equal to the par value of the shares.

8.3     Issuance of Restricted Stock. Shares of Common Stock issued pursuant to a restricted stock award may be evidenced by book entries on the Company’s stock transfer records pending satisfaction of the applicable vesting conditions. If a stock certificate for restricted shares is issued, the certificate will bear an appropriate legend to reflect the nature of the conditions and restrictions applicable to the shares. The Company may require that any or all such stock certificates be held in custody by the Company until the applicable conditions are satisfied and other restrictions lapse. The Committee may establish such other conditions as it deems appropriate in connection with the issuance of certificates for restricted shares, including, without limitation, a requirement that the recipient deliver a duly signed stock power, endorsed in blank, for the shares covered by the award.
8.4     Stock Certificates for Vested Stock. The recipient of a restricted or deferred stock award will be entitled to receive a certificate, free and clear of conditions and restrictions (except as may be imposed in order to comply with applicable law), for shares that vest in accordance with the award, subject, however, to the payment or satisfaction of applicable withholding taxes. The delivery of vested shares covered by a deferred stock award may be deferred if and to the extent provided by the terms of the award, subject, however, to the applicable deferral requirements of Section 409A of the Code.
8.5     Rights as a Stockholder. Subject to and except as otherwise provided by the terms of a restricted stock award, the holder of restricted shares of Common Stock shall generally have the rights of a holder of Common Stock of the Company as if the shares subject to the restricted stock award were fully vested, provided, however, that notwithstanding the foregoing, shares covered by restricted stock awards shall carry no dividend rights prior to the vesting of such shares, and the holder of a restricted stock award shall, with respect to unvested shares or restricted stock, have no right to payment, accrual, crediting or otherwise with regard to dividends declared or paid by the Company prior to the vesting of the applicable shares. Once vested, shares covered by a restricted stock award shall entitle their holder to the same dividend rights as other shares of Common Stock generally. The holder of a deferred stock award shall have no rights as a stockholder with respect to shares covered by a deferred stock award unless and until the award vests and the shares are issued; provided, however, that the Committee, in its discretion, may provide for the payment of dividend equivalents on shares covered by a deferred stock award.
8.6     Nontransferability. Neither a restricted or deferred stock award nor restricted shares of Common Stock issued pursuant to any such award may be sold, assigned, transferred, disposed of, pledged or otherwise hypothecated other than to the Company or its designee in accordance with the terms of the award or of the Plan, and any attempt to do so shall be null and void and, unless the Committee determines otherwise, shall result in the immediate forfeiture of the award or the restricted shares, as the case may be.
8.7     Termination of Service Before Vesting; Forfeiture. Unless the Committee determines otherwise, shares of restricted stock and non-vested deferred stock awards will be forfeited upon the recipient’s termination of employment or other service with the Company and its subsidiaries. If shares of restricted stock are forfeited, any certificate representing such shares will be canceled on the books of the Company and the recipient will be entitled to receive from the Company an amount equal to any cash purchase price previously paid for such shares. If a non-vested deferred stock award is forfeited, the recipient will have no further right to receive the shares of Common Stock covered by the non-vested award.
9.     Other Equity-Based Awards. The Committee may grant dividend equivalent payment rights, phantom shares, bonus shares and other forms of equity-based awards to eligible persons, subject to such terms and conditions as it may establish. Notwithstanding anything to the contrary herein, amounts payable in respect of any dividend equivalent rights granted in tandem with any other award hereunder shall be subject to the same vesting conditions as apply to the applicable shares underlying such tandem award, and shall only be paid out to the holder of such tandem award to the extent that (and as and when) the applicable shares underlying such tandem award vest in accordance with their terms. Awards made pursuant to this section may entail the transfer of shares of Common Stock to the recipient or the payment in cash or otherwise of amounts based on the value of shares of Common Stock and may include, without limitation, awards designed to comply with or take advantage of applicable tax and/or other laws, provided, that the terms and conditions of any award that is treated as non-qualified deferred compensation must satisfy the applicable deferral requirements of Section 409A of the Code.
10.     Performance Awards.
10.1     General. The Committee may condition the grant, exercise, vesting or settlement of equity-based awards under the Plan (whether settled in shares of Common Stock or cash or other property) on the achievement of specified performance goals in accordance with this section.

10.2     Objective Performance Goals. A performance goal established in connection with an award covered by this section must be (a) objective, so that a third party having knowledge of the relevant facts could determine whether the goal is met; (b) prescribed in writing by the Committee at a time when the outcome is substantially uncertain, but in no event later than the first to occur of (1) the 90th day of the applicable performance period, or (2) the date on which 25% of the performance period has elapsed; and (c) based on any one or more of the following business criteria, applied to an individual, a subsidiary, a business unit or division, the Company and any one or more of its subsidiaries, or such other operating unit(s) as the Committee may designate (in each case, subject to the conditions of the performance-based compensation exemption from Section 162(m) of the Code):

(i)	earnings per share, per share growth or adjusted earnings per share,
(ii)	share price, total shareholder return or share price performance on an absolute basis and/or relative to an index,
(iii)	Gross or net profit or operating margin,
(iv)	net earnings,
(v)	return on equity or assets,
(vi)	gross or net sales or revenues or revenue growth,
(vii)	operating income growth, or operating income either before or after depreciation, amortization and/or non-cash compensation expense (or other objectively determinable adjusted calculations of such measure as the Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),
(viii)	earnings either before or after deduction of interest, taxes, depreciation and/or amortization (or other objectively determinable adjusted calculations of such measure as the Committee may prescribe, including, without limitation, adjustments to eliminate the effect of acquisitions, dispositions and/or other extraordinary transactions),
(ix)	market share or market penetration,
(x)	net income (either before or after taxes) or adjusted net income,
(xi)	operating earnings or profit,
(xii)	cash flow either before or after taxes (including, but not limited to, operating cash flow and free cash flow) or improvement in cash flow,
(xiii)	return on capital,

(xiv)	return on sales,
(xv)	costs or cost savings,
(xvi)	funds from operations,
(xvii)	expenses,
(xviii)	working capital,
(xix)	implementation, completion or the achievement of milestones with respect to critical projects,
(xx)	economic value,
(xxi)	customer or client retention,
(xxii)	sales-related goals,
(xxiii)	cash available for distribution,
(xxiv)	achievement of operational goals or metrics,
(xxv)	attainment of Company, divisional or departmental budgets,
(xxvi)	improvements in attainment of expense levels, or
(xxvii)	any combination of the foregoing.
The applicable performance goals may be expressed in absolute or relative terms, and must include an objective formula or standard for computing the amount of compensation payable to an employee if the goal is attained. A formula or standard is objective if a third party having knowledge of the relevant performance results could calculate the amount to be paid to the employee. The formula or standard may provide for the payment of a higher or lower amount depending upon whether and the extent to which a performance goal is attained. The Committee may not use its discretion to increase the amount of compensation payable that would otherwise be due upon attainment of a performance goal; provided that, subject to the requirements for exemption under Section 162(m) of the Code, the Committee may make appropriate adjustments to an award in order to equitably reflect changes in accounting rules, corporate transactions (including, without limitation, dispositions and acquisitions) and other similar types of events or circumstances occurring during the applicable performance period.
10.3     Determination of Amount Payable. Following the expiration of the performance period applicable to an award made under this section, the Committee shall determine whether and the extent to which the performance goals have been attained and the amount of compensation, if any, that is payable as a result. The Committee must certify in writing prior to payment of the compensation that the performance goals and any other material terms of the award were in fact satisfied. Compensation otherwise payable pursuant to a performance-based award made under this section will be subject to the individual limitations set forth in section 3.2.
11.     Capital Changes, Reorganization or Sale of the Company.
11.1     Adjustments Upon Changes in Capitalization. The aggregate number and class of shares issuable under the Plan, the total number and class of shares with respect to which awards may be granted to any individual in any calendar year, the number and class of shares and the exercise price per share covered by each outstanding option, the number and class of shares and the base price per share covered by each outstanding SAR, and the number and class of shares covered by each outstanding deferred stock award or other-equity-based award, and any per-share base or purchase price or target market price included in the terms of any such award, and related terms shall be subject to adjustment in order to equitably reflect the effect on issued shares of Common Stock resulting from a split-up, spin-off, recapitalization, consolidation of shares or any similar capital adjustment, and/or to reflect a change in the character or class of shares covered by the Plan and an award. For the avoidance of doubt, no adjustments will be required or made under this section in respect of the spin-off of the Company by Clear Channel Communications, Inc.
11.2     Cash, Stock or Other Property for Stock. Except as otherwise provided in this Section, in the event of an Exchange Transaction (as defined below), all option holders shall be permitted to exercise their outstanding options and SARs in whole or in part (whether or not otherwise exercisable) immediately prior to such Exchange Transaction, and any outstanding options and SARs which are not exercised before the Exchange Transaction shall thereupon terminate. Notwithstanding the preceding sentence, if, as part of an Exchange Transaction, the stockholders of the Company receive capital stock of another corporation (“Exchange Stock”) in exchange for their shares of Common Stock (whether or not such Exchange Stock is the sole consideration), and if the Company’s Board, in its sole discretion, so directs, then all options and SARs for Common Stock that are outstanding at the time of the Exchange Transaction shall be converted into options or SARs (as the case may be) for shares of Exchange Stock. The number of shares of Exchange Stock and the exercise price per share under a converted option will be adjusted such that (a) the ratio of the exercise price per share to the value per share at the time of the conversion (which value will be equal to the consideration payable for each share of Common Stock in the Exchange Transaction) is the same as the ratio of the per share exercise price to the value of per share of Common Stock under the original option; and (b) the aggregate difference between the value of the shares of Exchange Stock and the exercise price under the converted option immediately after the Exchange Transaction is the same as the aggregate difference between the value of the shares of Common Stock and the exercise price under the original option immediately before the Exchange Transaction. Similar adjustments will be made to the number of shares of Exchange Stock and the base value per share covered by SARs that are converted. Unless the Company’s Board determines otherwise, the vesting and other terms and conditions of the converted options and SARs shall be substantially the same as the vesting and corresponding other terms and conditions of the original options and SARs. The Company’s Board, acting in its discretion, may accelerate vesting of other non-vested awards, and cause cash settlements and/or other adjustments to be made to any outstanding awards (including, without limitation, options and SARs) as it deems appropriate in the context of an Exchange Transaction, taking into account with respect to other awards the manner in which outstanding options and SARs are being treated. Without limiting any other provision of the Plan, except to the extent otherwise expressly provided under the terms of an applicable award agreement or under the terms of any other written agreement between the recipient and the Company, if a recipient’s employment is terminated by the Company without Cause, upon or within twelve (12) months following an Exchange Transaction, then all outstanding awards then-held by such recipient shall vest in full as of the recipient’s employment termination date.
11.3     Definition of Exchange Transaction. For purposes of the Plan, the term “Exchange Transaction” means a merger (other than a merger of the Company in which the holders of Common Stock immediately prior to the merger have the same proportionate ownership of Common Stock in the surviving corporation immediately after the merger), consolidation, acquisition or disposition of property or stock, separation, reorganization (other than a mere reincorporation or the creation of a holding company), liquidation of the Company or any other similar transaction or event, as a result of which the stockholders of the Company receive cash, stock or other property in exchange for or in connection with their shares of Common Stock.
11.4     Definition of Cause. For purposes of the Plan and all awards hereunder, the term “Cause” means, in respect of an award recipient, either (a) the definition of “Cause” contained in the recipient’s applicable award agreement or if none, in an effective, written service or employment agreement between the recipient and the Company or a subsidiary; or (b) if no such agreement exists or such agreement does not define Cause (or a term of similar import), then Cause shall mean (i) continued or repeated non-performance by the recipient of the recipient’s duties hereunder (other than by reason of the recipient’s physical or mental illness, incapacity or disability); (ii) the recipient’s refusal or failure to follow lawful directives from the Company; (iii) commission by the recipient of a felony or other crime involving moral turpitude or other conduct by the recipient that, as determined in the sole discretion of the Company, has resulted in, or could reasonably be expected to result in, material injury to the reputation or financial condition of the Company, including, without limitation, commission of a theft, fraud or embezzlement; (iv) a breach by the recipient of any provision of the Plan, any award agreement or any other written agreement between the Company or any of its affiliates and the recipient; (v) an act or omission by the recipient constituting a material act of misconduct in connection with the performance of the recipient’s duties hereunder, including, without limitation, any violation of the Company’s policy on sexual harassment or discrimination, or any misappropriation of funds or property of the Company other than the occasional, customary and de minimis use of Company property for personal purposes; (vi) any other act of misconduct as determined in the sole discretion of the Company; or (vii) a violation by the recipient of the Company’s employment policies, including, without limitation, those set forth in the Company’s Employee Handbook, or the Company’s Code of Business Conduct and Ethics or Proprietary Agreement.  The recipient will be given written notice and ten (10) days’ notice to cure any of the Cause provisions set forth in sections (i), (ii), (iv), (vi) and (vii) above, if such violation is susceptible to cure as determined by the Company in its reasonable discretion.

11.5    Fractional Shares. In the event of any adjustment in the number of shares covered by any award pursuant to the provisions hereof, any fractional shares resulting from such adjustment shall be disregarded, and each such award shall cover only the number of full shares resulting from the adjustment.
11.6     Determination of Board to be Final. All adjustments under this Section shall be made by the Company’s Board, and its determination as to what adjustments shall be made, and the extent thereof, shall be final, binding and conclusive.

12.     Termination and Amendment of the Plan. The Board of the Company may terminate the Plan at any time or amend the Plan at any time and from time to time; provided, however, that:
(a)     no such action shall impair or adversely alter any awards theretofore granted under the Plan, except with the consent of the recipient or holder, nor shall any such action deprive any such person of any shares which he or she may have acquired through or as a result of the Plan; and
(b)     to the extent necessary under applicable law or the requirements of any stock exchange or market upon which the shares of Common Stock may then be listed, no amendment shall be effective unless approved by the stockholders of the Company in accordance with applicable law.
(c)     Limitation of Rights. Nothing contained in the Plan or in any award agreement shall confer upon any recipient of an award any right with respect to the continuation of his or her employment or other service with the Company or a subsidiary or other affiliate, or interfere in any way with the right of the Company and its subsidiaries and other affiliates at any time to terminate such employment or other service or to increase or decrease, or otherwise adjust, the compensation and/or other terms and conditions of the recipient’s employment or other service.
13.     Miscellaneous.
13.1     Governing Law. The Plan and the rights of all persons claiming under the Plan shall be governed by the laws of the State of Delaware, without giving effect to conflicts of laws principles thereof.
13.2     Shares Issued Under Plan. Shares of Common Stock available for issuance under the Plan may be authorized and unissued, held by the Company in its treasury or otherwise acquired for purposes of the Plan. No fractional shares of Common Stock will be issued under the Plan.
13.3     Compliance with Law. The Company will not be obligated to issue or deliver shares of Common Stock pursuant to the Plan unless the issuance and delivery of such shares complies with applicable law, including, without limitation, the Securities Act of 1933, as amended, the Exchange Act, and the requirements of any stock exchange or market upon which the Common Stock may then be listed, and shall be further subject to the approval of counsel for the Company with respect to such compliance.

13.4     Transfer Orders; Placement of Legends. All certificates for shares of Common Stock delivered under the Plan shall be subject to such stock-transfer orders and other restrictions as the Company may deem advisable under the rules, regulations, and other requirements of the Securities and Exchange Commission, any stock exchange or market upon which the Common Stock may then be listed, and any applicable federal or state securities law. The Company may cause a legend or legends to be placed on any such certificates to make appropriate reference to such restrictions.
13.5     Decisions and Determinations Final. All decisions and determinations made by the Company’s Board pursuant to the provisions hereof and, except to the extent rights or powers under the Plan are reserved specifically to the discretion of the Board, all decisions and determinations of the Committee, shall be final, binding and conclusive on all persons.
13.6     Withholding of Taxes. As a condition to the exercise and/or settlement of any award or the lapse of restrictions on any award or shares, or in connection with any other event that gives rise to a federal or other governmental tax withholding obligation on the part of the Company or a subsidiary with respect to an award, the Company and/or the subsidiary may (a) deduct or withhold (or cause to be deducted or withheld) from any payment or distribution otherwise payable to the award recipient, whether or not such payment or distribution is covered by the Plan, or (b) require the recipient to remit cash (through payroll deduction or otherwise) or make other arrangements permitted by the Company, in each case in an amount or of a nature sufficient in the opinion of the Company to satisfy or provide for the satisfaction of such withholding obligation. If the event giving rise to the withholding obligation involves a transfer of shares of Common Stock, then, at the sole discretion of the Committee, the recipient may satisfy the withholding obligations associated with such transfer by electing to have the Company withhold shares of Common Stock or by tendering previously-owned shares of Common Stock, in each case having a fair market value equal to the amount of tax to be withheld.
13.7     Disqualifying Disposition. If a person acquires shares of Common Stock pursuant to the exercise of an incentive stock option and the shares so acquired are sold or otherwise transferred in a “disqualifying disposition” (within the meaning of Section 424(c) of the Code) within two-years from the date the option was granted or one year after the option is exercised, such person shall, within ten days of such disposition, notify the Company thereof, by delivery of written notice to the Company at its principal executive office.
13.8     Effective Date. The Plan, as amended and restated, shall become effective on the date it is approved by the stockholders of the Company in accordance with the Company’s bylaws, articles of incorporation and applicable state law within twelve (12) months of the date the Plan is adopted by the Company’s Board (the “Effective Date”).
13.9    Claw-back Provisions. All awards granted under the Plan (including, without limitation, any proceeds, gains or other economic benefit actually or constructively received by a person upon any receipt or exercise of any such award or upon the receipt or sale of any shares of Common Stock underlying such award) shall be subject to the provisions of any claw-back policy implemented by the Company, including, without limitation, the Company’s Policy for Recovery of Erroneously Awarded Compensation and any other claw-back policy adopted to comply with applicable laws, as and to the extent set forth in such claw-back policy or the applicable award agreement.
14.     Term of the Plan. Unless sooner terminated, the Plan, as amended and restated, shall terminate on the tenth anniversary of the date of its adoption by the Board. The rights of any person with respect to an option granted under the Plan that is outstanding at the time of the termination of the Plan shall not be affected solely by reason of the termination of the Plan and shall continue in accordance with the terms of the option (as then in effect or thereafter amended) and the Plan.